REAL ESTATE NOTE

(with Interest Rate Adjustment)

Dated: December 21, 2021 $6,750,000.00

FOR VALUE RECEIVED, the undersigned (hereinafter called "**Maker**") promises to pay to the order of SYMETRA LIFE INSURANCE COMPANY, an Iowa corporation (hereinafter called "**Holder**") at Mortgage Loan Department, PO Box 84066, Seattle, WA 98124-8466, or at such other place as Holder may designate in writing, the principal sum of SIX MILLION SEVEN HUNDRED FIFTY THOUSAND AND NO/100 U.S. DOLLARS ($6,750,000.00) or so much thereof as may be advanced by Holder together with interest on the unpaid principal balance from the date funds are first disbursed by Holder at the rate of 3.38% per annum; provided, however, Holder may, upon not less than sixty (60) days prior written notice to Maker, increase the interest rate effective on the 15th day of the 61ST and 121ST loan months (each a "**Rate Reset Date**") to the rate then being quoted by Holder for new 5-year commercial mortgage loans of similar size and quality with like terms and security (provided that in no event shall the new rate be less than the initial rate stated herein) and adjust the monthly payments based on amortization of the then-outstanding principal balance over the remaining months in the original amortization period to correspond with the new rate. A "**loan month**" shall mean each successive full calendar month of the term commencing on or after the date the loan funds are first disbursed by Holder.

Principal and interest shall be due and payable in ONE HUNDRED SEVENTY-NINE (179) consecutive monthly payments of $47,857.78 each (subject to adjustment of the amount effective on the 15th day of the first month after a Rate Reset Date), commencing on February 15, 2022 and continuing on the same day of each month thereafter; plus a final payment in the amount of all unpaid principal and interest which shall be due and payable in full on January 15, 2037 (the "**Maturity Date**"). The monthly payments have been calculated using a FIFTEEN (15) year amortization period. Interest accrued from the date of first disbursement until January 15, 2022 shall be due at closing. All payments made on this Note shall be paid by a pre-authorized debit from Maker's bank deposit account using electronic funds transfer through the Automated Clearing House. All payments made on this Note shall be applied at the sole option of Holder, to the extent permitted by applicable law, to any prepayment fee or late charges due on this Note, then to interest accrued to the date of the payment, and then to reduction of unpaid principal. Interest accruing hereon will be calculated on the basis of a 360-day year consisting of 12 months of 30 days each; provided, however, that the interest calculation for any partial month at the beginning or the end of the term hereof shall be calculated on the basis of the actual number of days elapsed in a 365- or 366-day year, as applicable.

Maker acknowledges that, if any monthly installment payment under this Note is not made when due, Holder will as a result thereof incur costs not contemplated by this Note, the exact amount of which would be extremely difficult or impracticable to ascertain. Such costs include without limitation processing and accounting charges. Accordingly, except as may otherwise be mandated by applicable law, Maker hereby agrees to pay to Holder with respect to each monthly installment payment which is not received by Holder within five (5) days of (and including) the date when due, a late charge equal to ten percent (10%) of the payment to defray the expenses incident to handling such delinquent payment. Maker and Holder agree that such late charge represents a fair and reasonable estimate of the costs Holder will incur by reason of such late payment. Payment of a late charge shall not relieve Maker of its obligation to pay all sums promptly when due, or cure any default, or in any way affect the exercise of Holder's remedies.

This Note may be prepaid in full (but not in part, except as expressly provided in the Security Instrument (as defined below)), on any scheduled payment date, upon giving Holder thirty (30) days prior written notice, by paying, in addition to the outstanding principal balance at the date of prepayment (plus all accrued interest and other sums due under the terms of the Security Instrument), a "**Prepayment Fee.**" The Prepayment Fee is equal to the greater of:

(i) 1% of the principal prepaid (principal outstanding after application of payment due on date of prepayment) at the date of prepayment, or

(ii) the present value computed on a monthly basis as of the date of prepayment of all future principal and interest payments due under this Note up to the next to occur of a Rate Reset Date or the Maturity Date (starting with the first monthly payment due after the prepayment date and including any balloon payments) using the Discount Rate (as defined below) less the principal prepaid.

The Discount Rate ("**DR**") is the rate which when compounded monthly, is equivalent to the Reinvestment Rate (as defined below) when compounded semi-annually. The DR shall be rounded to the nearest one hundredth of one percent. The Reinvestment Rate ("**RR**") is the yield in percent per annum of the Treasury Constant Maturity ("**TCM**") that equals the remaining Weighted Average Life (as defined below) of the Note as published 5 business days prior to the date of prepayment in the Federal Reserve Statistical Release H.15 Selected Interest Rates. The Weighted Average Life ("**WAL**") of the Note is the average number of years that each dollar of unpaid principal due on the Note remains outstanding calculated to the next to occur of a Rate Reset Date or the Maturity Date. WAL is computed as the weighted-average time to the receipt of all future cash flows, using as the weights the dollar amounts of the principal pay downs. The WAL shall be rounded to the second decimal place. If the remaining WAL of this Note does not equal any of the published TCM's then the RR will be determined by interpolating

linearly between two TCM's, one having a maturity as close as possible to, but greater than the remaining WAL of this Note and one having a maturity as close as possible to, but less than the remaining WAL of this Note. The RR shall be rounded to the nearest one hundredth of one percent. If the Federal Reserve Statistical Release H.15 Selected Interest Rates is discontinued or no longer published, the Holder shall, in its sole discretion, designate some other daily financial or governmental publication of national circulation to determine the RR which most nearly corresponds to the yield of the TCM. Holder shall notify Maker of the amount and the basis of determination of the Prepayment Fee, which absent manifest error, shall be conclusive and binding upon Holder and Maker.

Maker expressly understands, acknowledges and agrees that (i) the Prepayment Fee is fair and reasonable and represents a reasonable estimate of the fair compensation for the loss that Holder shall sustain due to the prepayment of the outstanding principal under this Note, (ii) its agreement to pay the Prepayment Fee is a material inducement to Holder to make the loan evidenced hereby, without which inducement Holder would not make such loan, and (iii) the Prepayment Fee shall be paid without prejudice to the right of Holder to collect and retain any and all other amounts or charges provided to be paid hereunder or under the Security Instrument. Maker acknowledges that prepayment of this Note may result in Holder's incurring additional losses, costs, expenses, and liabilities, including, but not limited to, lost revenue and lost profits.

No Prepayment Fee shall be due if this Note is prepaid (a) during the 90 days immediately prior to a Rate Reset Date, or (b) during the 90 days immediately prior to the Maturity Date. In addition, no Prepayment Fee shall be due to the extent this Note is prepaid solely from insurance proceeds or any condemnation award with respect to any real property securing the indebtedness hereby evidenced (the "**Property**") unless an Event of Default (as defined below) exists on the date such proceeds are received by Maker or Holder. The Prepayment Fee will be payable with respect to any other prepayment made from any collateral for this Note. Partial prepayment of this Note is not permitted at any time, except as may be expressly provided in the Security Instrument. MAKER WAIVES ANY RIGHT OF PREPAYMENT NOT EXPRESSLY PROVIDED HEREIN. Therefore, if the maturity of this Note is accelerated for any reason, then any subsequent tender of payment of this Note, including any redemption following foreclosure of the Security Instrument, shall constitute an evasion of the restrictions on prepayment set forth herein, and shall be deemed a voluntary prepayment. Accordingly, Holder may impose as a condition to accepting any such tender, and may bid at any sheriff's or trustee's sale under the Security Instrument, and/or include in any complaint for judicial foreclosure or any claim in bankruptcy, as part of the indebtedness evidenced by this Note and secured by the Security Instrument, the Prepayment Fee that would have otherwise been payable hereunder for prepayment of this Note occurring on the date of such acceleration.

Time is of the essence in the performance by Maker of all obligations under this Note and under the deed(s) of trust or mortgage(s) securing this Note (the "**Security Instrument**"). This Note, the Security Instrument and all other instruments and documents evidencing and securing the indebtedness hereby evidenced are collectively referred to herein as the "**Loan Documents.**" If Maker fails to make any payment within ten (10) days after its due date, or defaults in the performance or observance of any of the terms, agreements, covenants or conditions contained in the Security Instrument or the other Loan Documents and fails to cure such default within the applicable cure period, if any, specified in the Security Instrument (such an event being an "**Event of Default**"), then, or at any time thereafter, the entire principal balance of this Note, together with accrued interest thereon, and any applicable Prepayment Fee, shall, at the election of the Holder, without notice, become immediately due and payable. In addition, following an Event of Default, and regardless of whether the balance due under this Note has been accelerated or if this Note has matured, the principal balance of this Note shall thereafter bear interest at a default rate equal to six percent (6%) per annum above the interest rate otherwise applicable hereunder. Maker acknowledges that, during the period of time that any payment of principal, interest or other amount due under this Note is delinquent, Holder will incur costs, expenses and losses attributable to such things as its loss of use of the moneys due and to the adverse impact on its ability to meet its other obligations and to avail itself of other opportunities. Maker further acknowledges that the exact amount of the costs, expenses and losses would be extremely difficult or impractical to ascertain. Maker and Holder agree that the increased rate of interest provided for in this Paragraph represents a fair and reasonable estimate of the costs, expenses and losses Holder will incur by reason of any such delinquency in payment.

Maker waives diligence, demand, presentment, protest and notice of dishonor. All endorsers and guarantors consent to any renewals, extensions or modifications of this Note, including the terms or times for payment; and further agree that any such renewal, extension or modification of this Note or the Security Instrument or the release or substitution of any security for this Note or any other indulgences may be made without notice to any of said parties and shall not otherwise affect the liability of any party.

In no event whatsoever shall the amount of interest received, charged or contracted for by Holder for the use, forbearance or detention of money exceed the highest lawful rate permissible under applicable law, it being the intent of Holder and Maker in the execution of this Note to contract in strict accordance with applicable usury laws. If Holder or any other holder of this Note shall ever receive as interest on the indebtedness an amount which exceeds the maximum amount of interest permitted by applicable law, such excess amount shall be applied to reduction of the principal amount owing on the indebtedness so as to fully and strictly comply with such law. Any provision of this Note, or of any other agreement between Holder and Maker, that operates to

bind, obligate, or compel the Maker to pay interest in excess of such maximum rate shall be construed to require the payment of the maximum rate only. The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between Holder and Maker that is in conflict with the provisions of this paragraph.

No exercise by Holder, or delay or omission in the exercise by Holder, of any right or remedy hereunder or under the Security Instrument, or otherwise afforded by applicable law, shall preclude, waive, or limit the exercise of any right or remedy. Neither the acceptance by Holder of any partial payment, nor the acceptance of any payment under this Note after the due date of such payment, shall be a waiver of Holder's right to require prompt payment in full when due of all other sums payable hereunder or its right to declare a default for failure to make prompt payment in full.

Any notices that are required or permitted to be given hereunder shall be given in the manner set forth in the Security Instrument.

This Note shall be governed by the laws of the State of Nevada and shall be the joint and several obligation of all makers, binding upon them and their successors and assigns.

If there is a default under this Note, the Security Instrument or any of the other Loan Documents and Holder consults an attorney regarding the enforcement of any of its rights or remedies under this Note or any of the other Loan Documents, or if this Note is placed in the hands of an attorney for collection, or if suit is brought to enforce this Note or any of the other Loan Documents, Maker promises to pay Holder on demand for all fees, costs and expenses, including attorneys' and paralegals' fees, incurred in connection therewith. Such fees, costs and expenses shall include (i) those incurred with or without suit and those incurred at or in preparation for any trial, appeal or review, (ii) for any other judicial or nonjudicial proceeding or arbitration, (iii) in any proceedings under any present or future federal bankruptcy law or state receivership law, and (iv) in any post-judgment collection proceedings.

MAKER ACKNOWLEDGES THE RECEIPT OF A COPY OF THIS DOCUMENT AT THE TIME IT WAS SIGNED.

MAKER:

TESSCO RENO HOLDING, LLC, a
Nevada limited liability company

By: ______________________
Cynthia King, Manager